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                                                                   EXHIBIT 10.29

                        SEPARATION AGREEMENT AND RELEASE

         This is a Separation Agreement and Release ("Separation Agreement") between XATA Corporation (the "Company") and William P. Flies ("Employee"), providing for Employee's separation from employment with the Company.

         A. Employee and the Company are parties to an Executive Employment Agreement dated October 1, 2002 ("Employment Agreement") pursuant to which Employee serves as the Company's Chief Technology Officer ("CTO") and as Chairman of the Board of Directors of the Company.

         B. The Employment Agreement contains certain provisions relating to confidentiality, competition, enticement, inventions and related items, and Company property that survive the termination of Employee's employment with the Company. These provisions are listed in Paragraph 15, below, and are referred to in this Separation Agreement as Continuing Obligations under the Employment Agreement.

         C. The Company and Employee have decided to terminate the Employment Agreement, except for the Continuing Obligations and the employment relationship that currently exists between them.

         D. The Company desires to provide Employee valuable economic benefits that Employee is not otherwise entitled to receive in order to assist Employee and to achieve an amicable and peaceful termination of Employee's employment with the Company.

        NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee make the following Separation Agreement and Release:

         1. Termination of Employment. Pursuant to 30 days' advance written notice of termination under Sections 4.3 and 4.7 of the Employment Agreement, Employee's employment with the Company will terminate effective June 20, 2003 (the "Termination Date"). As of the Termination Date, Employee will have no further job duties with the Company. The Company will pay Employee for all services rendered to the Company through the Termination Date, for all submitted expenses reimbursable under the Company's policies, and for all accrued vacation or paid time off pursuant to the Company's regular payroll schedule and procedures. Between the date of this Separation Agreement and the Termination Date, Employee will perform his duties under the Employment Agreement at a location or locations other than the principal executive office of the Company in Burnsville, Minnesota.

         2. Severance Payments. From the Termination Date through September 30, 2004, the Company will pay Employee an amount equivalent to the salary Employee would have received if employed by the Company for the same period, including any bonus compensation due in accordance with Exhibit A to the Employment Agreement. Payments shall be made pursuant to the Company's regular payroll schedule and procedures and mandatory withholdings shall be made in accordance with documents on file with the Company as of the Termination Date. The Company's obligation to make these severance payments is contingent upon Employee's execution of this Separation Agreement, the expiration of the rescission period set forth in Paragraph 9 below without a rescission and nullification, and Employee's compliance with all terms of this Separation Agreement and the Continuing Obligations under the Employment Agreement.

         3. Health, Dental and Life Insurance Continuation Rights and Payment of Premiums. After the Termination Date, Employee will be provided the opportunity for group health, dental and life insurance continuation under applicable laws. If Employee elects to continue such group health, dental and life insurance coverage, the Company will pay its portion of the premiums for such coverage on the same basis as now paid by the Company through September 30, 2004, or until Employee is eligible for such coverage through another employer, whichever is earlier, subject to the conditions set forth in this Paragraph. After September 30, 2004, all expenses for such insurance continuation shall be paid by Employee. This agreement of the Company to pay its portion of premiums for such continued insurance coverage through September 30, 2004 is subject to the execution and delivery of this Separation Agreement by Employee to the Company and completion of the rescission period provided in Paragraph 10 below without rescission and nullification, and is further subject to Employee's compliance with the provisions of this Separation Agreement and the Continuing Obligations under the Employment Agreement.

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         4. Other Benefits. Employee will receive the additional benefits listed below. All other benefits not specifically mentioned in this Separation
Agreement and Release will cease as of the Termination Date, including, but not limited to, any entitlement to any bonuses, incentive payments, or other compensation or benefits.

                  (a) The Company will reimburse Employee for outplacement expenses up to $10,000, which amount shall be payable for services provided within the first 12 months following the Termination Date upon submission to the Company of appropriate documentation evidencing Employee's payment for such services.

                  (b) All unvested stock options, consisting of those options described on Schedule A, attached, shall be fully vested and exercisable, commencing July 1, 2003, without regard to whether any applicable performance criteria have been satisfied by Employee. Such options shall remain exercisable for a period of 90 days after the Termination Date, in accordance with the terms of said options.

                  (c) Employee shall retain all rights in his account under the Company's 401(k) Plan, although the Company will make no additional contributions.

         5. Non-Disparagement. Employee agrees that Employee will not disparage or criticize the Company or any of its owners, shareholders, officers, directors, managers, employees or agents in any manner. The Company agrees that no officer of the Company shall disparage or criticize Employee in any manner. Nothing in this paragraph shall limit the right of Employee or any representative of the Company to give truthful testimony in a court of competent jurisdiction or to a governmental agency, when required to do so by subpoena, court order, law or administrative regulation.

         6. No Other Remuneration. Employee agrees that Employee is not entitled to any remuneration from the Company, except as provided in this Separation Agreement. This includes back pay, sick pay, vacation pay, bonuses, incentive compensation, separation pay or any other compensation.

         7. Release of the Company. Employee releases and discharges the Company and its past, present and future shareholders, directors, managers, officers, employees and agents, and their affiliated entities, and its or their successors and assigns, to the fullest extent allowable by law, of and from any and all claims pertaining to Employee's employment with the Company or the termination of Employee's employment, whether in law or in equity, contract or tort, known or unknown, that arose prior to the date of execution of this Separation Agreement by Employee. This release includes, but is not limited to, any and all claims for payment of wages, commissions, bonuses or other compensation or benefits; discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, the Minnesota Human Rights Act, and any other violation of any federal, state or local civil rights laws based on protected status; breach of contract; breach of fiduciary duty; fraud or misrepresentation; expense reimbursement; defamation; intentional or negligent infliction of emotional distress; breach of a covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; any other unlawful employment practices; or recovery under any other theory, whether legal or equitable, in tort, contract or equity. This release includes all present losses and all future developments therefrom.

         Employee promises not to sue any party or person that Employee released above from any claim that arose prior to the date of this Separation Agreement relating to Employee's employment or the termination thereof. Employee further promises that Employee will not seek or accept individual remedies or damages on any action or administrative proceeding filed with the Equal Employment Opportunity Commission or other governmental agency.

         Employee acknowledges and agrees that Employee is being provided consideration for the waiver of Employee's rights and claims pursuant to this Separation Agreement which is in addition to anything of value to which Employee is already entitled.

         8. Review Period and Representation. Employee understands that Employee has twenty-one (21) days from the day that Employee receives this Separation Agreement, not counting the day upon which Employee receives it, to consider whether Employee wishes to sign this Separation Agreement. Employee acknowledges that if Employee signs this Separation Agreement before the end of the twenty-one (21) day period, it will be Employee's personal, voluntary decision to do so. The parties agree that modifications to this Separation Agreement, whether material or immaterial, do not restart the running of the twenty-one
(21) day period.

         Employee understands and acknowledges that Employee has been advised to consult with Employee's own attorney prior to signing this Separation Agreement and has or could have done so. Employee acknowledges the decision whether to sign this Separation Agreement is Employee's own voluntary decision made with full knowledge.

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         9. Rescission Period. Within seven (7) calendar days after signing this
Separation Agreement, Employee has the right to rescind that portion of the Separation Agreement that releases claims pursuant to the Age Discrimination in Employment Act. Within fifteen (15) calendar days after signing this Separation Agreement, Employee has the right to rescind that portion of the Separation Agreement that releases claims pursuant to the Minnesota Human Rights Act. To be effective, the rescission must be in writing and delivered within the relevant time period to John G. Lewis, CFO, XATA Corporation, 151 East Cliff Road, Suite 10, Burnsville, MN 55337. If delivered by mail, the rescission must be postmarked within the relevant rescission period and sent by certified mail, return receipt requested to the above address.

        Employee understands and agrees that if Employee exercises any right of rescission, the Company may at its option either nullify this Separation Agreement in its entirety or keep it in effect as to all claims not rescinded in accordance with the rescission provisions. In the event the Company opts to nullify the entire Separation Agreement, the Separation Agreement will be null and void in its entirety. Neither Employee nor the Company will have any rights or obligations whatsoever under this Separation Agreement. Employee understands and agrees that Employee will not be entitled to receive the payments or other benefits provided in Paragraph 2 or Paragraph 4 or any of the other benefits of this Separation Agreement. A rescission, however, will not and does not affect the termination of Employee's employment with the Company as of the date set forth in Paragraph 1.

         10. No Admission of Liability by the Company. Employee acknowledges that the payment of consideration for this Separation Agreement by the Company is not to be construed as an admission of any liability on the part of the Company or any of its shareholders, directors, managers, officers, employees or agents. Such liability is expressly denied by the Company and its shareholders, directors, managers, officers, employees and agents.

         11. Confidentiality. Employee acknowledges that the Company may file this Separation Agreement as a part of one or more reports filed with the U.S. Securities and Exchange Commission.

         12. Return of Property. Employee shall return all property belonging to the Company, including any keys and all documents containing Confidential Information, as defined in the Employment Agreement, not later than the Termination Date.

         13. Voluntary Agreement. The Company and Employee enter into this Separation Agreement voluntarily, after having had the opportunity to review it and consult with advisors of their choice.

         14. Representations. Employee acknowledges that Employee has not relied upon any statements made by the Company, its agents, or its attorneys in entering into this Separation Agreement.

         15. Entire Agreement; Continuing Obligations under the Employment Agreement. This Separation Agreement supersedes any and all prior agreements between the Company and Employee, except for the Continuing Obligations under the Employment Agreement. This Separation Agreement and the Continuing Obligations under the Employment Agreement contain all the agreements between Employee and the Company.

         The following sections of the Employment Agreement survive the termination of the Employment Agreement and are acknowledged by Employee as continuing obligations in accordance with their terms ("Continuing Obligations"):

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
   Section of
Employment Agreement                    Title                      Continues Until:
--------------------        ------------------------------        ------------------------------
5.1                         Confidential Information              Indefinite

5.2                         Non-Competition                       One year from Termination Date

5.3                         Non-Enticement                        One year from Termination Date

5.4                         Non-Customer Interference             One year from Termination Date

5.5                         Non-Merger Interference               One year from Termination Date

5.6                         Interpretation                        Indefinite

5.7                         Remedies                              Indefinite

6.1                         Disclosure and Assignment of          One year from Termination Date
                            Inventions and Other Works

         16. Amendment. This Separation Agreement and Release may not be modified, altered or changed in any way except by written agreement signed by both parties.

         17. Successors and Assigns. This Separation Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligation of this Separation Agreement shall inure to the successors and assigns of the Company.

         18. Governing Law and Jurisdiction. This Separation Agreement and Release will be governed by the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. The federal and state courts located in the State of Minnesota shall have exclusive jurisdiction regarding all disputes arising under this Separation Agreement or relating hereto. Employee hereby consents to personal jurisdiction by the federal and state courts located in the State of Minnesota in the event of any dispute arising under this Separation Agreement or relating hereto.

         19. Counterparts. This Separation Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

Dated: June 11, 2003                 /s/ William P. Flies
       -------------                 -----------------------------
                                     William P. Flies

                                     XATA Corporation

Dated: June 11, 2003                 By /s/ Craig S. Fawcett
       -------------                    ---------------------------------
                                        Its  Chief Executive Officer
                                        ---------------------------------

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